Exhibit 99.1

     {ENDOLOGIX, INC. LOGO}

     PRESS RELEASE

DATE:	November 10, 2003

CONTACT:	David Richards, Chief Financial Officer, 949-595-7200 www.endologix.com

Endologix, Inc. Reports
3rd Quarter 2003 Results

Irvine, CA — November 10, 2003 — Endologix, Inc., (NASDAQ: ELGX) today announced financial results for the third quarter ended September 30, 2003. As we anticipated, our total revenues were down for the third quarter and first nine months of 2003, compared the total revenues for the same periods of 2002. We completed enrollment in the infrarenal arm of our pivotal U.S. clinical trial earlier in 2003 and we are awaiting the results of our data safety monitoring meeting in November before continuing to enroll in the suprarenal arm of the study. As a result, our U.S. clinical product revenue for the third quarter of 2003 was materially lower, compared with that for the same period of 2002. Because product revenue for the first nine months of 2002 is comprised of just four months of sales of PowerLink AAA products, the product revenue for the first nine months of 2003 was materially higher. Lastly, we believe the introduction by Guidant of non-licensed products in the U.S. in 2002 and competition from drug-eluting stent products caused the significant decrease in our license revenue for the third quarter and nine months ended September 20, 2003, compared with the same periods of 2002. We anticipate that Guidant license revenue will continue to decline and that product revenue will be lower in the fourth quarter of 2003, compared with that for the same period of 2002, as we will continue to see relatively less U.S. clinical study enrollment.

Total revenues for the third quarter of 2003 were 57% lower at $919,000, compared with $2,133,000 for the third quarter of 2002. Total revenues for the first nine months of 2003 were 47% lower at $3,070,000, compared with $5,841,000 for the same period of 2002. Product revenue decreased 26% to $285,000 for the third quarter ended September 30, 2003, from $387,000 for the third quarter of 2002 as U.S. clinical trial sales were $226,000 lower in the same period of 2003. Product revenue increased 103% to $1,070,000 for the first nine months of 2003, from $527,000 for the same period of 2002. License revenues for the quarter ended September 30, 2003 decreased 64% to $634,000 from $1,746,000 from the corresponding period of 2002. License revenues for the first nine months of 2003 decreased 62% to $2,000,000 from $5,314,000 from the corresponding period of 2002.

Net loss for the third quarter of 2003 was $(1,492,000), or $(0.05) per share, compared with net loss of $(1,178,000), or $(0.05) per share, for the same period of 2002. Net loss for the first nine months of 2003 was $(4,335,000), or $(0.17) per share, compared with net loss of $(5,492,000), or $(0.30) per share, for the same period of 2002. The results for 2002 include a charge for acquired in-process research and development of $4,501,000 from the merger with the (former) private company Endologix; while the results for 2003 reflect expenses to commercialize the PowerLink AAA technology acquired at the end of May 2002.

Research, development and clinical expenses for the third quarter of fiscal 2003 decreased 24% to $1,506,000, compared with $1,994,000 for the third quarter of fiscal 2002. Spending on radiation technology development dropped by $619,000 in the third quarter of 2003 and was partially offset by an increase in spending on PowerLink AAA technology development. Research, development and clinical expenses increased 8% to $5,067,000 for the first nine months of fiscal 2003 compared with $4,710,000 for the same period of 2002. The increase resulted primarily from an increase in PowerLink technology development expenses of $2,719,000, partially offset by a decrease of $2,362,000 in spending on radiation technology development as we are nearing the completion of the related clinical studies.

Marketing and sales expenses decreased 48% to $183,000 for the third quarter of 2003, compared with $354,000 for the same period of 2002 due to a reduction in sales and marketing administrative staffing. Marketing and sales expenses increased 27% to $620,000 for the first nine months of 2003, compared with $487,000 for the same period of 2002. Marketing and sales expense for the first nine months of 2002 includes four months of expenses to support PowerLink marketing and sales.

General and administrative expenses decreased 23% to $652,000 for the third quarter of 2003, compared to $842,000 for the same period of 2002. The decrease in expense for the third quarter of 2003 resulted from the recovery of bad debt of $103,000 and a reduction in legal expenses of $68,000. General and administrative expenses decreased 23% to $1,487,000 for the first nine months of 2003, compared to $1,933,000 for the same period of 2002. The decrease resulted primarily from a reimbursement to the Company of legal costs and expenses of $468,000, which were previously expensed as general and administrative expense, as part of a legal settlement with Jomed-Endosonics, now part of Volcano Therapeutics. A further reduction in general and administrative costs resulting from bad debt recoveries totaling $206,000 was partially offset by increases in consulting costs, including strategic advisor fees, and payroll costs from the addition of general and administrative staff upon the merger with the former Endologix in May 2002.

Commenting on the activities of the quarter, Paul McCormick, President & CEO, said, “During the quarter, we successfully raised $8.4 million, net of offering costs, through a private equity offering to help fund our anticipated U.S. product launch in 2004 and continued to build data in support of our PowerLink infrarenal PMA application filing, which should occur later this year. ”

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. The Company’s PowerLink System is an endoluminal stent graft for treating AAA. AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%, making it the 13th leading cause of death in the United States. Additional information can be found on the Company’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including reduction of Company revenue resulting from declines in sales of Guidant’s royalty-bearing products, and the unpredictability of clinical trials and regulatory approval, changes in future economic, competitive and market conditions, uncertainty of acceptance in the marketplace and future business decisions, adequacy of financial resources to support operations after December 31, 2004 and our ability to raise capital, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, and the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002 and the Prospectus filed October 8, 2003.

     {ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Revenue:
Product	$285	$387	$1,070	$527
License	634	1,746	2,000	5,314

Total revenues	919	2,133	3,070	5,841
Cost of sales	133	170	498	322

Gross profit	786	1,963	2,572	5,519
Operating expenses:
Research, development and clinical	1,506	1,994	5,067	4,710
Marketing and sales	183	354	620	487
General and administrative	652	842	1,487	1,933
Charge for acquired in-process research and development	—	63	—	4,501
Minority Interest	—	(6)	(16)	(21)
Total operating expenses	2,341	3,247	7,158	11,601

Loss from operations	(1,555)	(1,284)	(4,586)	(6,091)
Other income (expense):
Interest income	52	109	252	520
Gain on disposal of assets	13	20	5	112
Other expense	(2)	(23)	(6)	(33)
Total other income	63	106	251	599
Net loss	($1,492)	($1,178)	($4,335)	($5,492)

Basic and diluted net loss per share	($0.05)	($0.05)	($0.17)	($0.30)

Shares used in computing basic and diluted net loss per share	27,281	24,303	25,093	18,223

     {ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Cash, cash equivalents and marketable securities	$14,229	$7,659
Accounts receivable, net	146	622
Other receivables	648	1,004
Inventories	2,590	2,043
Other current assets	583	431

Total current assets	18,196	11,759
Property and equipment, net	134	185
Marketable securities	106	2,051
Goodwill and other intangibles, net	18,487	19,541
Other assets	375	371

Total Assets	$37,298	$33,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,993	$2,348
Minority interest	—	83
Total liabilities	1,993	2,431
Stockholders’ equity	35,305	31,476

Total Liabilities and Stockholders’ Equity	$37,298	$33,907